Exhibit 5.1

February 1, 2021

AzurRx BioPharma, Inc.
1615 South Congress Avenue, Suite 103
Delray Beach, Florida 33445

Ladies and Gentlemen:

We have acted as counsel to AzurRx BioPharma, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the selling stockholders identified therein of up to 26,118,113 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) issuable upon exercise, for cash, of warrants (the “Series B Exchange Warrants”) issued or issuable to the selling stockholders pursuant to an exchange right (the “Series B Exchange Right”) under the Certificate of Designations (the “Series B Certificate of Designations”) for the Company’s Series B Preferred Convertible Stock par value $0.0001 per share (the “Series B Preferred Stock”).

In connection with rendering this opinion, we have examined the Certificate of Incorporation and the Bylaws of the Company, the Series B Certificate of Designations, the forms of the Series B Exchange Warrants, and such other corporate records, agreements, documents and instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed necessary or appropriate for the purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity of original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

When issued in accordance with the terms of the respective Series B Exchange Warrants, the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP

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